EXHIBIT 7.06
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                                           MERRILL LYNCH, PIERCE, FENNER & SMITH
                                                                    INCORPORATED
[Merrill Lynch Logo]                       4 World Financial Center
                                           250 Vesey Street
                                           New York, NY  10080

                                                               December 28, 2006


James Crane
15350 Vickery Drive
Houston, TX  77032


General Atlantic LLC
Three Pickwick Plaza
Greenwich, CT
Attention: Mr. Mark Dzialga

                  RE: PROJECT TALON -- HIGHLY CONFIDENT LETTER


Ladies and Gentlemen:

                  You have advised Merrill Lynch, Pierce, Fenner & Smith Incorporated ("ML" or "we" or "us") that you, James Crane and General Atlantic LLC. ("General Atlantic") (collectively, the "Acquirors"), intend to submit a proposal to acquire, subject to receipt of all Board of Directors and shareholder approvals required under applicable law (the "Acquisition"), 100% of the capital stock of a company identified to us and code named as "Talon" (the "Company").

                  In addition, you have advised Merrill Lynch that you intend to finance the Acquisition with: (i) $1,125 million of funded Senior Secured Debt Financing (the "Senior Debt Financing), and (ii) an equity contribution of no less than 30% of total purchase price which will constitute of rollover equity by James Crane and certain management and new cash equity by General Atlantic (all amounts to be mutally agreed upon by you and us). The proceeds will be used to finance the acquisition, repay existing indebtedness in principal amount of $195.8 million at the Company, and to pay related fees and expenses. For purposes of this letter, "Merrill" means ML and its affiliates as may be appropriate to consummate the transactions contemplated herein. The Acquisition, the debt financings, and certain related transactions, are hereinafter referred to collectively as the "Transaction."

We further understand that the precise structure for the Acquisition will be under continuing consideration, may vary from the foregoing, and will be subject to our mutual agreement.

                  In evaluating the Transaction, pursuant to your request, we have to date reviewed only materials provided by the Acquirors. We have assumed and relied, without assuming any responsibility for independent verification, upon both the accuracy and completeness of all the financial, accounting, regulatory, tax and other information regarding the Transaction and the providers of the financing (other than the Senior Debt Financing) that you have provided to us for the purpose of this letter.


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                  We are pleased to inform you, based on current conditions, the information set forth above and such other matters as we consider relevant and subject to the terms and conditions of this letter, that as of the date hereof we are highly confident of our ability, acting as sole book-runner and arranger, to structure and syndicate, as applicable, the Senior Debt Financing. Actual underwriting or arrangement of the Senior Debt Financing would be subject to customary conditions for transactions of this type, including, among other things (a) the satisfactory completion of our due diligence review regarding Talon and the Transaction (it being confirmed that we are satisfied with the diligence we have conducted to date and expect to do only limited additional legal diligence); (b) documentation for each element of the Transaction satisfactory to us; (c) the receipt of both Corporate and Senior Debt Financing ratings from Moody's and Standard & Poor's and (d) determination of the components and structure of the Senior Debt Financing prior to arrangement thereof.

                  This letter is not intended to be, and shall not constitute, a commitment or undertaking by Merrill to provide, arrange, place or sell any portion of the financing described herein, including any of the Senior Debt Financing, and any such commitment would be subject to completion of due diligence, including as to legal, business and structural matters, and other customary conditions. You agree that this letter is for your confidential use only and that neither its existence nor its terms may be disclosed by it to any person other than the Company and its and your officers, directors, accountants, attorneys and other advisors, agents and representatives who need to know in connection with the Transaction and on the extent required by applicable law, in the opinion of you counsel after consultation with us.

                  In no event shall we be liable on any theory of liability for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings).

                  In addition, please note that we do not provide, and nothing herein shall be construed to be, accounting, tax or legal advice.

                  This letter shall be governed by, and construed in accordance with, the laws of the State of New York (without regard to principles of conflicts of law).

                  We are excited about the opportunity to work with you and look forward to expeditiously proceeding with the Transaction.

                                          Very truly yours,

                                          MERRILL LYNCH, PIERCE, FENNER & SMITH
                                          INCORPORATED


                                          By:  /s/David B. Stith
                                               -------------------------------
                                               David B. Stith
                                               Managing Director
                                               Investment Banking Group





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